Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of 60 Degrees Pharmaceuticals, Inc. on Form S-1 of our report dated March 27, 2025 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of 60 Degrees Pharmaceuticals, Inc. as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ RBSM LLP

Las Vegas, Nevada

July 7, 2025